Exhibit 99

Media contact:	Investor Relations contacts:
Donna Owens Cox	Mark F. Pomerleau	Kathleen Weiss
tel 203 461 7579	tel 203 461 7616	tel 203 461 7543

MeadWestvaco Reports Third Quarter 2003 Results

STAMFORD, CONN., October 22, 2003—MeadWestvaco Corporation (NYSE: MWV) today reported a third quarter net income of $27 million, or 14 cents per share. For the previous quarter, the company reported a net loss of $7 million, or 4 cents per share, and for the third quarter of 2002, a net loss of $2 million or 1 cent per share. The company reported income from continuing operations of $17 million, or 9 cents per share, in the third quarter of 2002.

“Our improved operating results in the face of ongoing market weakness reflect our determination in managing through an extremely challenging period,” said John A. Luke, Jr., chairman and chief executive officer. “We are particularly encouraged by our paper segment’s performance, which was the result of rigorous cost synergy programs, and by the continuing growth in sales and earnings in our higher value consumer packaging and packaging systems businesses. However, we will not be satisfied until we deliver the higher returns we are capable of achieving for our shareholders. We continue to see opportunities to improve MeadWestvaco’s productivity and extend our market leadership.”

Mr. Luke noted that, apart from normal seasonal variations, the company has yet to see any significant improvement in most of its markets. “While we would welcome evidence that positive macro-economic indicators are strengthening the markets for our products, we are not waiting for that to happen,” stated Mr. Luke. “We are working across the company to drive progress within our control.” The company will announce details of a new important productivity initiative in December, Mr. Luke said.

Quarterly Net Income Comparisons

MeadWestvaco’s third quarter 2003 results include pre-tax gains of $30 million, or 9 cents per share, on the sale of forestlands, in addition to pre-tax charges of $18 million, or 5 cents per share, related to the early retirement of debt and $6 million, or 2 cents per share, for continued restructuring activity in the company. Pension income was $19 million before taxes in the third quarter, approximately $11 million lower compared to the same period last year.

As in the previous quarter, the company adjusted its tax provision to better reflect its estimate of a lower effective tax rate for the year due to changes in expected income levels primarily in domestic operations. The effective tax rate was lowered from the 27% recorded during the first half of 2003 to a revised annual effective rate now estimated at approximately 5%. The change in the tax rate negatively impacted net income by $12 million, or 6 cents per share.

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Results for the third quarter of 2002 included an after-tax loss on discontinued operations of $19 million, or 10 cents per share, related to the sale of the company’s U.S. containerboard business, as well as charges related to restructuring and other merger-related expenses of $28 million pre-tax, or 8 cents per share. Pre-tax gains on the sale of forestlands in the third quarter of 2002 totaled $9 million, or 3 cents per share.

2003 Third Quarter Results

Sales for the quarter were $2 billion, in line with sales from continuing operations in the third quarter last year and up from $1.9 billion in the second quarter of 2003. The company reported continued progress on synergies and forestland sales during the quarter. It captured $103 million in repeatable synergies and announced an agreement to sell 629,000 acres in New England that is expected to close by the end of 2003. Costs for wood and energy were higher throughout the mill-based businesses, each increasing by approximately $10 million from the third quarter last year. Results also benefited from favorable foreign currency exchange rates in certain internationally based businesses.

MeadWestvaco paid a regular quarterly dividend of 23 cents per common share for the quarter, representing an annualized dividend rate of 92 cents per common share.

Packaging

In Packaging, the company’s largest business segment, operating profit for the third quarter was $70 million compared with $88 million in last year’s third quarter and $91 million in the second quarter of 2003. Packaging sales were $1.015 billion in the third quarter of 2003, compared with $971 million in the third quarter of 2002 and $1.032 billion in the second quarter of 2003. Overall paperboard shipments and pricing declined slightly from the third quarter of 2002. Compared to the second quarter, segment operating profit included the effect of a scheduled maintenance shutdown at the company’s coated unbleached kraft paperboard mill in Alabama, weaker shipments and 17,000 tons of market-related downtime for bleached board. Results for the company’s domestic paperboard mills declined from last year’s third quarter because of higher costs, including wood, energy and materials, in addition to continued operating challenges at two mills.

The company’s Brazilian subsidiary, Rigesa, reported improved performance versus last year’s third quarter due to higher selling prices and enhanced product mix, despite cost inflation and ongoing political and economic uncertainties in Brazil. Packaging systems results improved due to higher North American and Latin American sales volume and favorable foreign currency rates, compared with the previous year. Consumer packaging results were in line with last year and modestly improved over the prior quarter.

Papers

The Papers segment recorded an operating profit of $19 million, compared to a prior year loss of $3 million and a prior quarter loss of $42 million. Paper segment sales were $571 million compared to 2002 third quarter sales of $606 million and 2003 second quarter sales of $489 million. Compared to the prior year, segment profitability resulted from improved mill operating performance and higher synergy savings, which offset lower price and volume due to continued weaker market conditions. Third quarter results improved over the prior quarter due to lower planned maintenance costs, improved operating performance and synergy savings. Volumes were seasonally stronger, particularly in the magazine, catalog and book markets; however, commercial print markets remain challenged and pricing declined during the quarter. For carbonless paper, average selling prices were in line with the prior quarter and the prior year. Carbonless paper shipments were even with the prior quarter and down slightly from the prior year. To control inventories, the company took 11,000 tons of coated paper and 6,000 tons of carbonless paper downtime during the quarter. Strength in panelboard pricing also contributed to segment results, compared to the prior quarter and the prior year.

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Consumer and Office Products

In the Consumer and Office Products segment, operating profit for the quarter was $48 million compared to prior-year operating profit of $54 million and a profit of $49 million in the second quarter of 2003. Segment sales were $323 million compared to prior year sales of $350 million and second quarter 2003 sales of $303 million, reflecting a reduction in sales of commodity products. Third quarter results reflect the seasonality and relatively stable market conditions for the company’s consumer and office and time management products, particularly branded and licensed products.

Specialty Chemicals

In the Specialty Chemicals segment, third quarter operating profit was $16 million, compared to a prior year profit of $14 million and second quarter operating profit of $10 million. Segment sales for the third quarter were $93 million, compared to prior year revenue of $90 million and second quarter revenue of $85 million. Compared with the prior year, improved overall volume and productivity offset pricing weakness for refinery products sold into industrial chemical markets. Stronger sales were driven by the continued success of value-added products, including carbon honeycomb filters to the automotive market and asphalt emulsifiers.

Outlook

In order to manage paper inventory levels during the fourth quarter, which tends to be seasonally weaker than the third quarter, the company expects to take approximately 32,000 tons of market-related downtime in coated papers, 8,000 tons in carbonless paper, and 42,000 tons in bleached paperboard. Compared to the third quarter, wood costs are expected to be stable and energy costs are expected to be higher in the fourth quarter. Full-year capital spending is expected to remain well under depreciation at approximately $400 million.

“In light of continuing market challenges, we are remaining prudent in our capital spending and continuing to manage our inventories through market-related downtime,” said Cynthia A. Niekamp, senior vice president and chief financial officer. “We are determined to capture the remaining cost synergies by yearend, and will seek new opportunities for productivity that will improve both earnings and cash flow.”

Conference Call

MeadWestvaco will broadcast its third quarter analyst conference call today at 10:00 a.m. (EDT) with access available via the Internet on the company’s website at www.meadwestvaco.com, and telephone. Investors may participate on the live conference by dialing 1 800 593 0644 (toll-free domestic) or 1 484 630 9957 (international). Passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins.

About MeadWestvaco

MeadWestvaco Corporation, headquartered in Stamford, Conn., is a leading global producer of packaging, coated and specialty papers, consumer and office products, and specialty chemicals. Among the principal markets it serves are the automotive, beverage, consumer products, healthcare, media and entertainment, and publishing industries. The company operates in 29 countries and serves customers in nearly 100 nations. Its highly recognized consumer and office brands include AT-A-GLANCE®, Cambridge®, Columbian®, Five Star®, and Mead®. MeadWestvaco manages strategically located forestlands according to stringent environmental standards and in conformity with the Sustainable Forestry Initiative® program. For more information, visit www.meadwestvaco.com.

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Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to continue to realize anticipated cost savings and to integrate successfully; competitive pricing for the company’s products; changes in raw materials pricing; energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; adverse results in current or future litigation, currency movements and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2002 and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

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Consolidated statement of operations

In millions, except per share data

(Unaudited)

	Third Quarter ended September 30,		Three Quarters ended September 30,
	2003	2002	2003	2002[1]
Net sales	$1,999	$2,023	$5,608	$5,349

Cost of sales	1,684	1,715	4,855	4,626
Selling, general and administrative expenses	210	215	649	618
Interest expense	71	81	221	230
Other (income) expense, net	(19)	(12)	(62)	(45)

Income (loss) from continuing operations before income taxes	53	24	(55)	(80)
Income taxes (benefit)	26	7	(3)	(36)

Income (loss) from continuing operations	27	17	(52)	(44)
Discontinued operations[2]		(19)		(29)
Cumulative effect of accounting change[3]			(4)	(352)

Net income (loss)	$27	$(2)	$(56)	$(425)

Income (loss) per share, basic and diluted[4]:
Continuing operations	$.14	$.09	$(.26)	$(.23)
Discontinued operations[2]		(.10)		(.15)
Cumulative effect of accounting change[3]			(.02)	(1.86)

Net income (loss)	$.14	$(.01)	$(.28)	$(2.24)

Shares used to compute net income (loss) per share:
Basic	200.4	200.0	200.4	189.5
Diluted	200.6	200.2	200.4	189.5

[1]	MeadWestvaco’s financial results for the three quarters ended September 30, 2002 include nine months of operations for Westvaco Corporation and eight months for The Mead Corporation.
[2]	Reflects disposition of the Mead domestic containerboard division in the third quarter of 2002.
[3]	On January 1, 2003, the company recorded a charge of $4 million net-of-tax for the cumulative effect of a change in accounting principle in connection with the adoption of SFAS 143 “Accounting for Asset Retirements”. At the end of the second quarter of 2002, the company recorded a goodwill impairment charge of $352 million, which was reflected as a cumulative effect of a change in accounting principle as of January 1, 2002 in the connection with the adoption of SFAS 142. This charge had no tax benefit as the related goodwill cannot be deducted for tax purposes.
[4]	Impact of dilutive shares not included for three quarters ended September 30, 2003 and 2002, as they would have an antidilutive effect.

MeadWestvaco Corporation and consolidated subsidiary companies

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Consolidated balance sheets

In millions (Unaudited)

	At September 30, 2003	At December 31, 2002
Assets
Cash and cash equivalents	$177	$372
Receivables, net	996	894
Inventories	1,134	1,002
Other current assets	161	163

Current assets	2,468	2,431

Plant and forestlands, net	7,435	7,834
Prepaid pension asset	993	970
Goodwill	745	743
Other assets	1,071	943

	$12,712	$12,921

Liabilities and shareholders’ equity
Current liabilities	$1,859	$1,620
Long-term debt	3,917	4,233
Deferred income taxes	1,750	1,757
Other long-term obligations	496	480
Shareholders’ equity	4,690	4,831

	$12,712	$12,921

Business segment information

In millions (Unaudited)

	Third Quarter ended September 30		Three Quarters ended September 30
	2003	2002	2003	2002[1]	2002 Pro forma[3]
Sales
Packaging	$1,015	$971	$2,979	$2,707	$2,781
Paper	571	606	1,572	1,548	1,667
Consumer & Office Products	323	350	794	806	839
Specialty Chemicals	93	90	260	260	260
Corporate and other	44	48	131	146	148

Total	2,046	2,065	5,736	5,467	5,695
Intersegment eliminations	(47)	(42)	(128)	(118)	(124)

Consolidated totals	$1,999	$2,023	$5,608	$5,349	$5,571

Segment profit (loss)
Packaging	$70	$88	$210	$206	$213
Paper	19	(3)	(39)	(60)	(66)
Consumer & Office Products	48	54	93	99	100
Specialty Chemicals	16	14	34	45	45
Corporate and other[2]	(100)	(129)	(353)	(370)	(385)

Consolidated totals[4]	$53	$24	$(55)	$(80)	$(93)

[1]	MeadWestvaco’s financial results for the three quarters ended September 30, 2002 include nine months of operations for Westvaco Corporation and eight months for The Mead Corporation.
[2]	Corporate and other includes asset write-downs, restructuring and merger-related expenses, pension income, interest expense and gains on asset sales.
[3]	The unaudited pro forma information for the three quarters ended September 30, 2002 reflects the results of continuing operations as if the business combination between Westvaco and Mead had been completed at the beginning of the period presented and includes adjustments for depreciation, depletion and amortization for the increase of Mead’s fixed and identified intangible assets to a fair market value basis. This selected unaudited pro forma combined financial information is included only for the purposes of illustration, and it does not necessarily indicate what the operating results would have been if the business combination between Westvaco and Mead had been completed at the beginning of the periods presented. Moreover, this information does not necessarily indicate what future operating results of the company will be.
[4]	The consolidated total represents income (loss) from continuing operations before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies